Exhibit 4.1

CGI INC.

SHARE PURCHASE PLAN FOR CERTAIN EMPLOYEES OF

CGI INC. AND ITS SUBSIDIARIES

1.	Purpose of the Plan

CGI Inc. (the “Company”) has established this Share Purchase Plan for Certain Employees of CGI Inc. and its Subsidiaries to enable Participants (as defined below) to purchase Shares in the open market, such Shares to be purchased on behalf of the Participants by the Plan Administrator (as defined below) with contributions made to the Plan Administrator by the Participants and with contributions made by the Participating Employer. The Plan Administrator shall hold the Shares so purchased for the account of the Participants.

2.	Definitions

In this Plan and the forms which form an integral part hereof, unless the context otherwise requires:

2.1	“Administration Agreement” means the agreement, as amended from time to time, referred to in Section 8.1;

2.2	“Company” has the meaning given in the first paragraph hereof;

2.3	“Eligible Employee” has the meaning given in Section 3.1.

2.4

“Employee” means an employee of a Participating Employer occupying a full or part-time position and whose employment relationship with the Participating Employer is not limited in time by a specific termination date or the occurrence of a specific termination event;

2.5

“Last Working Day” means the Employee’s or Participant’s last day of work for the Participating Employer, excluding any period representing pay in lieu of notice, severance pay, gratuitous payment or any other indemnity, amount or notice whatsoever on account of termination of employment.

2.6	“Net Pay” means a Participant’s Remuneration after all deductions, e.g., applicable taxes, benefits, pension, employee share of insurance premiums and other deductions, statutory or otherwise;

2.7	“Participant” means an Eligible Employee who has duly joined the Plan while actively at work and who has not withdrawn therefrom or whose participation in the Plan has not otherwise been terminated;

2.8	“Participant Basic Contribution” has the meaning given in Section 4.1.

2.9	“Participant Contribution Percentage” has the meaning given in Section 4.1;

2.10

“Participating Employer” means the Company or a Subsidiary operating in a country in which the Plan is implemented and which is identified as such by either the Founder and Executive Chairman of the Board of the Company or the President and Chief Executive Officer of the Company in relation to Eligible Employees in that country;

2.11	“Plan” means the Share Purchase Plan for Certain Employees of CGI Inc. and its Subsidiaries as established herein and as it may be amended from time to time;

2.12

“Plan Administrator” means the Plan administrator(s) or its or their successors appointed by the Company from time to time as the administrator(s) of the Plan pursuant to this Plan and the Administration Agreement;

2.13

“Remuneration” means, subject to Sections 4.2 and 6.4 and in all cases excluding any other benefits or compensation, either a Participant’s annual gross base salary or, as determined by the Participating Employer in its sole discretion, the portion of the Participant’s annual gross base salary actually earned by the Eligible Employee during the relevant year;

2.14

“Share” means a Class A subordinate voting share in the share capital of the Company, as it exists at the date hereof or as it may be modified, and any share into which such Share may be converted or against which it may be exchanged;

2.15

“Subsidiary” means any entity forming part of the CGI group of companies whose revenues are consolidated in whole or in part into those of the Company, and which is designated as a “Participating Employer” by any two of the Company’s Founder and Executive Chairman of the Board, the President and Chief Executive Officer, or the most senior Officer responsible for Human Resources.

3.	Eligibility and Participation

3.1	Eligibility

Any Employee of a Participating Employer who is actively at work at the time of enrolment is eligible to participate in the Plan (“Eligible Employee”).

An Eligible Employee ceases to be eligible to participate in the Plan on his or her Last Working Day.

3.2	Participation

The eligible Employee shall, to become a Participant, enroll in the Plan in the manner specified from time to time by the Participating Employer. By enrolling in the Plan, the Participant confirms his or her acceptance of the terms and conditions of the Plan.

3.3	Participation Date

The participation of the Employee in the Plan commences as of the first practicable date immediately following enrollment in accordance with Section 3.2.

4.	Contributions

4.1	Participant Basic Contribution

The Participant contributes to the Plan through deductions at source, withheld from the Participant’s Net Pay, made on each pay and computed based on a percentage of the Participant’s Remuneration (“Participant Basic Contribution”). The Participant Basic Contribution shall be remitted at each pay period of the Participant by the Participating Employer to the Plan Administrator.

The maximum percentage of the Participant’s Remuneration for the purposes of calculating the Participant’s Basic Contribution (“Participant Contribution Percentage”) shall be determined from time to time by either the Founder and Executive Chairman of the Board of the Company or the President and Chief Executive Officer of the Company and may vary by position and by business unit as well as over time, as either the Founder and Executive Chairman of the Board of the Company or the President and Chief Executive Officer of the Company may in his discretion determine, provided that the Contribution Percentage shall not exceed three and one-half percent (3.5%).

In enrolling in the Plan, the Participant shall select a Contribution Percentage which may be less than the maximum percentage determined in accordance with the preceding paragraph.

4.2	Amendment of the Participant’s Basic Contribution

A Participant who is actively at work may increase or decrease the Participant Contribution Percentage in compliance with the provisions of Section 4.1 at any time, and shall do so in the manner specified from time to time by the Participating Employer. Such modification shall come into effect as soon as practicable following the date on which it was made. Upon a review of Remuneration, the Participant’s Basic Contribution will be automatically computed based on the revised Remuneration. Such modification shall come into effect as soon as practicable following the date of such computation. However, this modification does not apply on the sums paid retroactively.

4.3	Participating Employer’s Contributions

The Participating Employer contributes to the Plan for the account of each Participant an amount equal to a percentage of the Participant Basic Contribution (excluding the additional contributions provided for below). The percentage of the Participant Basic Contribution that the Participating Employer is required to pay shall be determined from time to time by either the Founder and Executive

Chairman of the Board of the Company or the President and Chief Executive Officer of the Company, provided that the contribution of the Participating Employer shall not exceed 100% of the aggregate amount contributed to the Plan by each Participant as Participant Basic Contribution. The percentage that the Participating Employer contributes may vary by position and by business unit as well as over time, as either the Founder and Executive Chairman of the Board of the Company or the President and Chief Executive Officer of the Company may in his discretion determine.

4.4	Payment of the Participating Employer’s Contributions

The Participating Employer shall pay to the Plan Administrator following deduction from payroll an amount equal to the contributions of the Participating Employer contemplated in Section 4.3 computed for the applicable pay period.

4.5	Additional Contributions

A Participant may make additional contributions to the Plan in excess of the Participant Basic Contribution ranging between 0.5% and 10% of his or her Remuneration, and this, by increments of 0.5% without taking into account the rate of participation provided hereinabove, in accordance with the same terms and conditions provided hereinabove. However, the Participating Employer will not match contributions in the case of such additional contributions by the Participant. A Participant wishing to make additional contributions shall do so in the manner specified from time to time by the Participating Employer.

4.6	Reports

The Plan Administrator will, through its website, make available to each Participant an electronic report showing the number of Shares held by the Plan Administrator for the account of each Participant and stating also the number of Shares corresponding to the additional contributions of the Participant.

5.	Share Purchase by the Plan Administrator and Participating Employer Contributions

5.1

The Plan Administrator shall, following receipt of contributions pursuant to Section 4, purchase Shares on the secondary market through an exchange on which the Shares are listed, being the Toronto Stock Exchange or the New York Stock Exchange. The Plan Administrator shall execute buying orders following receipt of the contributions. The Shares purchased by the Plan Administrator out of the contributions made by Participants and the Participating Employer shall be attributed to the account of the Participants based on the applicable contributions made pursuant to Section 4 and the weighted average price paid by the Plan Administrator for the Shares on the applicable stock exchange. The Shares purchased by the Plan Administrator out of the contributions made by the Participants and the Participating Employer shall be held by the Plan Administrator for the account of the Participants.

5.2

The Participating Employer may, in addition to the contributions provided in Section 4.3, pay to the Plan Administrator, at its discretion, any amount as additional contribution to the Plan and the Plan Administrator shall purchase Shares on the secondary market through an exchange on which the Shares are listed in accordance with the instructions of the Participating Employer. The allocation of such Shares shall be made in accordance with Section 5.1.

6.	Withdrawal, Suspension or Termination

6.1	Election of the Participant

In the cases contemplated in Sections 6.2, 6.3, and 6.5, the Participant may elect, in the manner specified from time to time by the Plan Administrator, to receive the Shares held by the Plan Administrator for the account of the Participant in lieu of the cash payment. In such case, the Plan Administrator shall deliver to the Participant as soon as possible a direct registration statement representing such Shares in the name of the Participant.

6.2	Full or Partial Withdrawal

A Participant may at any time withdraw, partially or in full, the Shares that the Plan Administrator holds for the Participant’s account by providing notice in the manner specified by the Plan Administrator from time to time. Following such withdrawal, the Plan Administrator shall sell the Shares held for the account of the Participant in the open market through an exchange on which the Shares are listed and shall pay to the Participant an amount in cash equal to the proceeds of such sale, less brokerage fees together with, in the case of a complete withdrawal, every other property held by the Plan Administrator pursuant to the Plan for the account of the Participant. However, the Participant may make the election referred to in Section 6.1, by giving notice to the Plan Administrator in the manner specified from time to time by the Plan Administrator.

6.3	Withdrawal upon Termination of Employment

If the employment of a Participant terminates for any reason whatsoever and the Participant does not notify the Participating Employer and the Plan Administrator of his (her) choice in the manner described below (immediately after his (her) last contribution has been processed), the Plan Administrator shall, following receipt of a notice of termination of employment from the Participating Employer or the Participant, sell the Shares held by the Plan Administrator for the account of the Participant on the secondary market through an exchange on which the Shares are listed and shall pay to the Participant an amount in cash equal to the proceeds of such sale, less brokerage fees, together with any other property held by the Plan Administrator pursuant to the Plan for the account of the Participant. However, the Participant may make the election referred to in Section 6.1 by giving a notice to the Participating Employer and to the Plan Administrator immediately after his (her) last contribution has been attributed to the account of the Participant.

For the purposes of this Section 6.3 and for any other purposes hereof, the date of termination of employment means the Participant’s Last Working Day.

6.4	Suspension of Participation to the Plan

In the event that a Participant is absent from work for any period of time and for any reason and receives no Remuneration from the Participating Employer during such absence, the Participant’s participation in the Plan shall be automatically suspended until the Participant returns to work or until the Participant elects, pursuant to Section 6.5, to terminate his or her participation in the Plan.

6.5	Termination of Participation to the Plan at the Participant’s Discretion

A Participant may at any time terminate his or her participation in the Plan by giving a notice in the manner specified from time to time by the Participating Employer to the Participating Employer and to the Plan Administrator. The Participant may decide to maintain his Shares in the Plan or withdraw all or part of his Shares, pursuant to Section 6.2.

6.6	Fractional Share

For the purposes of Section 6.1, no fractional Share shall be issued and where a fractional Share should be issued under Sections 6.2, 6.3, and 6.5, the Participant shall receive the cash value of the fractional Share.

7.	Dividends

7.1	Dividends

The Company shall have the option, at its sole discretion, to provide that all cash dividends and other cash distributions received by the Plan Administrator in respect of Shares held by the Plan Administrator for the account of Participants shall, subject to applicable laws of the jurisdictions in which the Plan is offered, be either (i) used by the Plan Administrator to purchase Shares pursuant to Section 5.1, and the Shares so purchased shall be allocated to the Participants in proportion to their respective interests, (ii) allocated in cash to the Participants in proportion to their respective interests, or (iii) at the option of each Participant, received by such Participant either in cash or in Shares purchased by the Plan Administrator. Any choice by Participants shall only be exercised in conformity with CGI’s Insider Trading and Blackout Periods Policy.

Share dividends received by the Plan Administrator in respect of Shares shall be held by the Plan Administrator for the account of Participants.

8.	General Provisions

8.1	Administration Agreement

The Company and the Plan Administrator must enter into an Administration Agreement with respect to the administration of the Plan. Such Administration Agreement forms part of the Plan and the rights of the Participants in respect of the Plan are subject to such agreement.

8.2	Plan Administrator

The Plan Administrator shall be selected by either the Founder and Executive Chairman of the Board of the Company or the President and Chief Executive Officer of the Company.

8.3	Administration of the Plan

The Board of Directors of the Company has full power and authority with respect to the interpretation and application of the Plan and to the ratification of rules, terms and other measures it may deem necessary for the management of the Plan.

Notwithstanding anything in the Plan to the contrary, and without any further act or amendment by the Company or the Board, the Founder and Executive Chairman of the Board of the Company, the President and Chief Executive Officer of the Company or the Vice-Chair of the Board, Executive Vice-President, and Chief Planning and Administration Officer of the Company may authorise changes or variations to the provisions of the Plan, or the rules, terms or other measures relating to the management, administration or application of the Plan in a given jurisdiction in which the Plan is offered, for the sole purpose of complying or facilitating compliance with applicable laws in such jurisdiction.

8.4	Amendment, Suspension and Termination of the Plan

Except as otherwise provided herein, the Board of Directors of the Company may at any time amend, suspend or terminate the Plan; however, no modification, suspension or termination of the Plan may affect any vested right that a Participant may have in respect of the Shares subject to the Plan or in respect of the Plan until the date of amendment, suspension or termination of the Plan.

In the event of termination of the Plan, the Plan Administrator shall remit, as soon as possible, to each Participant a direct registration statement in the name of the Participant representing the Shares held by the Plan Administrator for the account of such Participant together with any other property held by the Plan Administrator pursuant to the Plan for the account of Participants.

8.5	Limitation of Participants’ Rights

Participation in the Plan only entitles the Participant to the benefits provided for in the Plan and only to the extent that the assets are remitted to the Plan Administrator, and does not confer upon any Participant the right to be Employee or to remain an Employee of the Company or any of its Subsidiaries.

Except as otherwise provided herein, the Board of Directors of the Company has full discretionary authority to set, adjust, modify, suspend or cancel the Participant’s contributions and the contributions of the Participating Employer to the Plan, and nothing in this Plan shall create in favour of the Participants any vested, demandable or enforceable right to make and receive contributions for the purchase of Shares except in respect of those due as at the date of any modification, adjustment, suspension or termination of the Plan.

The Plan and Participant’s participation in the Plan does not generate any acquired rights, is subject to the rules and criteria as may be determined by the Board of Directors from time to time and does not constitute an express or implied term of nor in any manner form part of the Participant’s employment contract with the Participating Employer.

8.6	Transfer of Personal Data

By requesting to participate in the Plan and for the purposes of such participation, the Participant consents to the transfer by the Company or the Participating Employer of the Participant’s personal data to the Plan Administrator or its affiliates where the Plan Administrator or its affiliates are situated or operate and further consents to the storage and processing of his or her personal data in such location(s).

8.7	Tax Consequences

The Participant is fully responsible for compliance with applicable tax legislation. Neither the Company nor the Participating Employer can be held responsible for any failure in that respect on the part of the Participant.

8.8	Fees and Expenses

All fees relating to the administration of the Plan and all brokerage fees attached to the purchase of Shares are to be borne by the Participating Employer or the Company. All other fees such as (i) brokerage fees attached to the sale of Shares, (ii) , wire transfer fees, (iii) banking transaction fees, and (iv) currency conversion fees are at the charge of the Participant. The Participating Employer reserves the right to re-charge to the Participant additional administrative fees incurred for the account of the Participant.

8.9	Share Certificates in lieu of Direct Registration Statements

Where the Plan provides for the remittance of a direct registration statement, the Company reserves the right, in lieu of the direct registration statement, to remit share certificates in the name of the Participant representing the Shares held by the Plan Administrator for the account of such Participant.

8.10	Interest

The interest accruing on contributions provided for in Section 4 shall be paid to the Participating Employer to be used for the payment of expenses relating to the Plan.

8.11	Country- and Geographic Area-Specific Terms and Conditions

Schedule “A” attached hereto contains additional country and geographic area-specific terms and conditions that are incorporated by reference in respect of Participants residing in such countries or geographic areas.

8.12	Governing Laws

This Plan shall be governed by and construed in accordance with the laws in force in the Province of Québec (Canada).

8.13	No Assignment

The interest of a Participant under the Plan may not be transferred, assigned nor pledged by the Participant.

8.14	Headings and Sub-Headings

The headings and sub-headings appearing herein are stated for convenience purposes to facilitate the consultation of the Plan.

8.15	Language

The French language version of the Plan shall prevail over the English language version in case of discrepancies between versions.

8.16	Interpretation

In the event of differences, discrepancies or contradictions between the provisions of the Plan and those of the Administration Agreement, the provisions of the Plan shall prevail over those of the Administration Agreement.

Latest amendments approved by the Board of Directors on December 10, 2024.

SCHEDULE “A”

COUNTRY- AND GEOGRAPHIC AREA-SPECIFIC TERMS AND CONDITIONS

BRAZIL

THE PLAN DOES NOT CONSTITUTE A PUBLIC OFFERING IN BRAZIL.

CANADA

A Participant employed by a Participating Employer in Canada (“Canadian Participant”) may contribute all or part of the Shares held by the Plan Administrator for his (her) account to a registered retirement savings plan (a “RRSP”) or a Tax-Free Savings Account (“TFSA”) (each hereafter referred to as a “Registered Plan”). A Canadian Participant may contribute the Shares held by the Plan Administrator for his (her) account to the Company’s group RRSP (the “Group RRSP”) or to the Company’s group TFSA (“Group TFSA”) at the Plan Administrator (or any other entity that may be designated from time to time by the Founder and Executive Chairman of the Board of the Company or the President and Chief Executive Officer of the Company) or to an individual Registered Plan.

In the event the Participant decides to contribute to a Registered Plan, the Canadian Participant may (a) contribute directly to the Group RRSP or the Group TFSA in the manner specified from time to time by the Participating Employer or (b) contribute outside the Group RRSP or Group TFSA and transfer the Shares to the Group RRSP or Group TFSA by in the manner specified from time to time by the Participating Employer.

In the event the Canadian Participant decides to contribute to an individual Registered Plan, the Participant shall make a withdrawal in accordance with Section 6.2 of the Plan and shall withdraw from the Plan the Shares he wants to contribute to his individual Registered Plan in the manner specified from time to time by the Plan Administrator.

The Canadian Participant remains responsible for the calculation of his (her) maximum annual contribution to a Registered Plan provided under the terms of the Income Tax Act (Canada) and the Taxation Act (Québec).

For the purposes of Section 8.8 of the Plan, the Canadian Participant shall also bear the expense for RRSP or TFSA contribution receipts covering any period ending more than 12 months prior to the date of the request.

EUROPEAN ECONOMIC AREA

PARTICIPATION IN THE PLAN IS SUBJECT TO THE SAME RISKS AS INHERENT IN ANY INVESTMENT IN SHARES OF THE COMPANY. IF THE COMPANY PRODUCES A PROSPECTUS IN RELATION TO INVESTMENT IN SHARES OF THE COMPANY, ONCE SUCH PROSPECTUS IS APPROVED BY THE UK FINANCIAL CONDUCT AUTHORITY, EMPLOYEES IN THE EUROPEAN ECONOMIC AREA SHOULD REFER TO THE “RISK FACTORS” SECTION OF THE APPROVED PROSPECTUS. ANY SUCH PROSPECTUS WILL BE AVAILABLE ON THE COMPANY’S WEBSITE.

INDIA

THIS DOCUMENT IS NEITHER A PROSPECTUS NOR A STATEMENT IN LIEU OF PROSPECTUS. IT DOES NOT CONSTITUTE AN OFFER OR AN INVITATION TO SUBSCRIBE TO THE SECURITIES ISSUED BY THE COMPANY. ACCORDINGLY, THIS DOCUMENT HAS NEITHER BEEN DELIVERED FOR REGISTRATION NOR IS IT INTENDED TO BE REGISTERED WITH ANY REGULATORY AUTHORITIES IN INDIA. THIS DOCUMENT IS NOT INTENDED FOR DISTRIBUTION AND IS MEANT SOLELY FOR THE CONSIDERATION OF THE PERSON TO WHOM IT IS ADDRESSED AND SHOULD NOT BE REPRODUCED BY THE RECIPIENT.

MOROCCO

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE PLAN, AND IF THE PLAN IS IMPLEMENTED IN MOROCCO, THE AGGREGATE AMOUNT OF THE PARTICIPANT BASIC CONTRIBUTION AND THE ADDITIONAL CONTRIBUTION (IF ANY) PROVIDED FOR BY SECTION 4.5 OF THE PLAN MADE BY A PARTICIPANT EMPLOYED BY THE PARTICIPATING COMPANY IN MOROCCO MAY NOT, ON AN ANNUAL BASIS, EXCEED TEN PERCENT (10%) OF THE NET PAY OF SUCH PARTICIPANT.